Exhibit 5.1

[MAPLES AND CALDER LETTERHEAD]

Our ref	AEO\628564\3415033v2
Direct	+852 2971 3081
Email	alice.ooi@maplesandcalder.com

Wuxi PharmaTech (Cayman) Inc.

288 Fute Zhong Road

Waigaoqiao Free Trade Zone

Shanghai 200131

People Republic of China

4 September 2009

Dear Sir

Wuxi PharmaTech (Cayman) Inc.

We act as Cayman Islands counsel for Wuxi PharmaTech (Cayman) Inc. (the “Company”), a Cayman Islands company, in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the base prospectus (the “Prospectus”) included therein, with respect to the public offering by the Company US$100,000,000 American Depositary Shares (the “ADSs”) representing shares (the “Shares”) with a par value of US$0.02 each (the “Unissued Shares”).

In addition the Registration Statement also relates to the resale from time to time by the selling shareholders identified therein of up to 10,429,514 ADSs representing 83,436,112 Shares (“Issued Shares”).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents (the “Documents”):

1.1	the certificate of incorporation dated 16 March 2007.

1.2	the amended and restated memorandum and articles of Association of the Company as conditionally adopted by a special resolution passed on 27 July 2007 and as further amended by special resolutions passed on 10 September 2008 and 7 August 2009 and directors’ resolutions passed in board meetings held on 12 October 2008, 8 November 2008 and 3 February 2009 (together the “Memorandum and Articles of Association”).

1.3	the resolutions passed by the board of directors of the Company in a meeting held on 27 August 2009 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	a certificate of good standing dated 1 September 2009 issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	a certificate from a director of the Company dated 3 September 2009, a copy of which is annexed hereto (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The Prospectus.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	the genuineness of all signatures and seals.

(iii)	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	the authorised share capital of the Company is US$100,050,000 divided into 5,002,500,000 shares of a nominal or par value of US$0.02 each.

3.3	the issue and allotment of the Unissued Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and / or Prospectus and registered in the register of members (shareholders), such shares will be legally issued and allotted and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such shares).

3.4	the Issued Shares have been duly authorized and are issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such shares).

4	QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl.

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